EXHIBIT 99.1

n e w s

F I N A N C I A L RELATIONS BOARD
RE: NN, Inc.
2000 Waters Edge Drive
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	(212) 827-3773

FOR IMMEDIATE RELEASE March 13, 2012

NN, INC. ANNOUNCES THE PASSING OF BOARD OF DIRECTOR MEMBER ROBERT M. AIKEN, JR.

Johnson City, Tenn., March 13, 2012 – NN, Inc. (Nasdaq: NNBR) today announced that Robert “Bob” M. Aiken, Jr. passed away on March 10, 2012 at the age of 69 in Savannah, Georgia.  Mr. Aiken had been a member of the Board since 2003 and had served as Chair of the Audit Committee during that time.

Mr. Roderick R. Baty, Chairman and Chief Executive Officer commented, “We are deeply saddened by the loss of our colleague and friend Bob Aiken.  Bob was a dedicated and diligent director whose strong leadership has been invaluable to our Board and Company.  Over the past eight years, we have come to know and appreciate Bob’s character and insight, all of which will be greatly missed.  On behalf of the entire NN organization and the Board of Directors, I would like to extend our heartfelt condolences to Bob’s wife and family”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of end markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 10 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $365 million in 2010.